    (LOGO)

    WORLD MONITOR TRUST--
    SERIES B
    MONTHLY REPORT/
    OCTOBER 26, 2001

WORLD MONITOR TRUST--SERIES B
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Dear Interest Holder:

Enclosed is the report for the period from September 29, 2001 to October 26, 2001 for the World Monitor Trust--Series B ('Series B'). The net asset value of an interest as of October 26, 2001 was $115.95, an increase of 2.15% from the September 28, 2001 value of $113.51. The year-to-date return for Series B was a decrease of 4.86% as of October 26, 2001.

The estimated net asset value per interest as of November 14, 2001 was $111.30. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at (212) 778-1017.

          Sincerely yours,

          /s/ Eleanor L. Thomas
          -------------------------
          Eleanor L. Thomas
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
----------------------------------------------------
For the period from September 29, 2001 to
  October 26, 2001
Revenues:
Realized loss on commodity
  transactions..........................   $(103,194)
Change in unrealized commodity
  positions.............................     410,599
Interest income.........................      32,067
                                           ---------
                                             339,472
                                           ---------
Expenses:
Commissions.............................      70,661
Management fee..........................      18,208
                                           ---------
                                              88,869
                                           ---------
Net gain................................   $ 250,603
                                           ---------
                                           ---------

STATEMENT OF CHANGES IN NET ASSET VALUE
-----------------------------------------------------
For the period from September 29, 2001 to
  October 26, 2001
                                                Per
                                   Total      Interest
                                -----------   -------
Net asset value at beginning
  of period (105,019.405
  interests)..................  $11,921,100   $113.51
Net gain......................      250,603
Redemptions...................     (300,495)
                                -----------
Net asset value at end of
  period (102,378.217
  interests)..................  $11,871,208    115.95
                                -----------
                                -----------
                                              -------
Change in net asset
  value per interest.......................   $  2.44
                                              -------
                                              -------
Percentage change..........................      2.15%
                                              -------
                                              -------

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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust--Series B is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.
                               /s/ Barbara J. Brooks
                            ---------------------------
                              by: Barbara J. Brooks
                            Chief Financial Officer